Exhibit 23.8

CONSENT OF T. GARAGAN
TO BEING NAMED AS A QUALIFIED PERSON

April 4, 2007

I have been name d and identified as a “qualified person” in connection with the mineral resource and reserve estimates for the Kupol property and the Kupol Technical Report in the Annual Information Form for the year ended December 31, 2006 and the Annual Report on Form 40-F of Kinross Gold Corporation.

I hereby consent to the incorporation by reference of the information contained in the Annual Report on Form 40-F into this Registration Statement.

Sincerely,

/s/ T. Garagan, P. Geo.
T. Garagan, P. Geo.